Exhibit 99.1

Rachel Tronstein Stewart Joins Sterling Bancorp, Inc. Board of Directors

Southfield, Michigan, February 26, 2018 — Sterling Bancorp, Inc. (NASDAQ: SBT) (“Sterling” or the “Company”), the holding company of Sterling Bank and Trust, F.S.B., today announced the appointment of Rachel Tronstein Stewart as an independent director of the Company, effective February 20, 2018.  The appointment of Ms. Tronstein Stewart expands the Board to nine directors, five of whom are independent directors.

“We are very fortunate to have Rachel join our board,” said Gary Judd, Chairman and CEO of Sterling Bancorp.  “Rachel’s deep operational, as well as marketing experience, will be a valuable addition to Sterling and our shareholders.  And, adding another independent director to the Board of Directors further strengthens our commitment to strong corporate governance.”

Ms. Tronstein Stewart is currently the President of Gardner-White Furniture, a Michigan furniture retailer founded in 1912. Prior to joining Gardner-White Furniture in 2012, Ms. Tronstein Stewart worked in clean energy technologies, most recently at the U.S. Department of Energy.  Rachel helped to develop the department’s SunShot Initiative, a project to make solar energy cost-competitive with traditional sources of electricity by 2020. Previously, Rachel focused on the clean energy portfolio at former President Clinton’s Clinton Global Initiative.  Ms. Tronstein Stewart earned an MSc from the London School of Economics and a BA from the University of Michigan. Rachel was also recently appointed the Board Chair of New Detroit, a coalition of leaders working towards racial equity in Metropolitan Detroit.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California and New York City, and a loan production office in Seattle, Washington. Sterling offers a broad range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. For additional information, please visit the Company’s website at www.sterlingbank.com.

Contacts:

Investors
Financial Profiles, Inc.
Allyson Pooley
310-622-8230
Larry Clark
310-622-8223
SBT@finprofiles.com